AMENDMENT NUMBER ONE
TO THE
INVESTMENT ADVISORY AGREEMENT
This Amendment Number One, dated November 1, 2004, to the Investment Advisory Agreement, dated May 31, 1997 (the "Agreement"), by and between Van Kampen Tax Free Money Fund (the "Fund"), a Delaware statutory trust, and Van Kampen Asset Management (the "Adviser," successor in interest of Van Kampen Investment Advisory Corp.) a Delaware statutory trust, hereby amends the terms and conditions of the Agreement in the manner specified herein.
W I T N E S S E T H
WHEREAS, the Board of Trustees of the Fund at a meeting held on September 23, 2004 has approved a reduction in the investment management fee payable by the Fund to the Adviser; and
WHEREAS, the parties desire to amend and restate Section 2. (a) of the Agreement relating to the investment management fee.
NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Agreement, as follows:
Section 2.(a) of the Agreement is hereby deleted in its entirety and replaced with the following:
2. (a) Fee. For the services and facilities described in Section 1, the Fund will accrue daily and pay to the Adviser at the end of each calendar month an investment management fee computed based on a fee rate (expressed as a percentage per annum) applied to the average daily net assets of the Fund as follows:
AVERAGE DAILY                  FEE AS A PERCENT PER ANNUM
NET ASSETS           		OF AVERAGE DAILY NET ASSETS
------------------             ---------------------------
First $500 million                       0.450%
Next  $250 million                       0.375%
Next  $250 million                       0.325%
Next  $500 million                       0.300%
Next  $500 million                       0.275%
Next  $500 million                       0.250%
Next  $500 million                       0.225%
Next  $ 12 billion                       0.200%
Over  $ 15 billion                       0.199%



IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.


VAN KAMPEN TAX FREE MONEY FUND           VAN KAMPEN ASSET MANAGEMENT

By:
By:
   ---------------------------
---------------------------
    Ronald E. Robison
Edward C. Wood, III
	Executive Vice President
Managing Director
    and Principal Executive Officer











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